Exhibit 10.3.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made as of the     th day of         , 2015, between Truck Hero, Inc. (individually and collectively, along with its other direct and indirect subsidiaries, shall be referred to as the “Company”), and Kelly Kneifl (the “Executive”) and is made effective as of the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated July 28, 2014, which the Company and the Executive intend to replace with this Agreement (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein; and

WHEREAS, this Agreement fully supersedes the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

(a) Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated with the provisions of Section 3 (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason.

(b) Position and Duties. During the Term, the Executive shall serve as the Chief Operating Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Board of Directors of Parent (the “Board”) or the Company’s Chief Executive Officer. For the avoidance of doubt, Executive will be expected to provide services to all of the entities within the definition of “Company”. The Executive shall devote his full working time and efforts to the business and affairs of the Company; provided that the foregoing shall not be construed as preventing Executive from engaging in charitable or civic activities, so long as such activities do not interfere with Executive’s time commitments under this Section 1, result in a conflict of interest with the Company, or any breach of confidentiality or intellectual property assignment obligations.

2. Compensation and Related Matters.

(a) Base Salary. During the Term, the Executive’s initial annual base salary shall be $250,000 The Executive’s base salary shall be re-determined annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and may be increased, but not decreased, in the sole discretion of the Board. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be up to 100% of Base Salary. Incentive compensation earned by Executive, if any, with respect to any year shall be paid by March 15th of the year following the year to which such incentive compensation relates. To earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid, provided if the Executive is terminated without Cause or resigns for Good Reason after December 31 but prior to the date incentive compensation is paid for the immediately prior year and the Executive would have been paid incentive compensation absent such termination of employment, then the Company will pay the Executive incentive compensation as if the Executive had been employed by the Company on the day that such incentive compensation is paid.

(c) Expenses. The Executive shall be entitled to receive prompt reimbursement, payable as soon as administratively practicable, for all reasonable expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(d) Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits including four weeks of paid time off under the Company’s employee benefit plans and programs in effect from time to time, subject to the terms of such plans and/or programs. The Executive shall also be provided with a company-owned vehicle for business use.

3. Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of one hundred and eighty (180) days (which need not be consecutive) in any twelve (12)-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued non-performance by the Executive of his duties hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice from the Board clearly delineating such non-performance; (iv) a breach by the Executive of any of the provisions contained in Section 6 of this Agreement; (v) a material violation by the Executive of the Company’s written employment policies in effect from time to time; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a change in the geographic location at which the Executive provides services to the Company to a location that is forty-five (45) miles or more from Ann Arbor, Michigan; or (iv) the material breach of this Agreement by the Company (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of the Executive’s responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. “Good Reason Process” shall mean that (I) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (II) the

Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within sixty (60) days of the first occurrence of such condition; (III) the Executive cooperates in good faith with the Company’s efforts, if any, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (IV) notwithstanding such efforts, or in the event the Company does not pursue a remedy, the Good Reason Condition continues to exist; and (V) the Executive terminates his employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company with or without Cause under Sections 3(c) or 3(d), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, thirty (30) days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(b) of this Agreement) and unused vacation that accrued through the Date of Termination; and (ii) any other vested unpaid compensation or benefits the Executive may have under any employee benefit or compensation plan of the Company through the Date of Termination, which vested amounts shall be paid and/or provided in accordance with the terms of such plans (collectively, the “Accrued Benefit”) on or before the time required by law but in no event more than thirty (30) days after the Executive’s Date of Termination or if later the date required so as not to impose the additional tax under Code Section 409A.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and mutual non-disparagement provisions, in a form and manner reasonably satisfactory to the Company and the Executive (the “Separation Agreement and Release”) that becomes irrevocable within the time period set forth in the Separation Agreement and Release, and in no event longer than sixty (60) days after the Date of Termination:

(i) the Company shall pay the Executive an amount, in accordance with paragraph (iii) below, equal to the Executive’s Annual Base Salary (the “Severance Amount”). Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Section 6 of this Agreement, all payments of the Severance Amount shall immediately cease and the Company shall be entitled to all other legal and equitable remedies; and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then, the Company shall pay a monthly cash payment (I) for twelve (12) months; (II) until the Executive becomes eligible for group medical care coverage through other employment; or (III) for the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; provided that Executive notifies the Company promptly when Executive becomes eligible for group medical care coverage through another employer, and responds promptly to any reasonable inquires related to COBRA eligibility; and

(iii) the amounts payable under this Section 4(b) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months commencing within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such sixty (60)-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

5. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty (20) percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

6. Confidential Information, Noncompetition and Cooperation.

(a) Restrictive Covenant. The Executive agrees to continue to comply with the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, dated July 28, 2014 (the “Employee Agreement”), the terms of which are hereby incorporated by reference into Section 6 of this Agreement.

(b) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company; provided, however, Executive will not be required to cooperate in any such investigation in which Executive is, or reasonably may be, the target of any regulatory action or sanction. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 6(c).

(d) Injunction. The Executive agrees that it may be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages may be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

7. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the state courts of Michigan and the United States District Court for the Eastern District of Michigan. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

8. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement, provided the Employee

Agreement, the Stock Purchase Agreement by and between TA THI Parent, Inc. and the other parties thereto dated July 28, 2014, Seller Release and Non-Competition Agreement, dated as of July 28, 2014, Second Grant Agreement under the 2007 Senior Executive Equity Plan dated May 21, 2008, Tectum Holdings, LLC 2007 Senior Executive Equity Plan, other fully executed definitive agreements entered into in connection with the transaction contemplated by the Stock Purchase Agreement, and any other restrictive covenant agreement to which the Company and Executive are parties, shall remain in full force and effect.

9. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

11. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

13. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

15. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

16. Governing Law. This is a Michigan contract and shall be construed under and be governed in all respects by the laws of the State of Michigan, without giving effect to the conflict of laws principles. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Sixth Circuit.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

18. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

19. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Truck Hero, Inc.

By:
Its:

EXECUTIVE

Name:	Kelly Kneifl
Title:	Chief Operating Officer

10